Exhibit 99.1

Sono-Tek Reports Increased Sales and Strong Backlog for First Quarter Fiscal 2022 and Provides Second Quarter Sales Guidance

Q1 Sales of $3.64M, Up 6% Year-over-Year; Backlog up 14% from FYE February 28, 2021

MILTON, N.Y., July 13, 2021 – Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its first quarter period of fiscal year 2022, ended May 31, 2021.

First Quarter FY2022 Financial Highlights:

(Compared with prior-year period unless otherwise noted)

  Net Sales were $3,644,000, an increase of 6%, primarily driven by strength in the semiconductor and electronic diagnostic coating markets.
  Gross Profit increased 17% to $1,824,000, and Gross Margin expanded 450 basis points to 50.0%, primarily due to product mix and lower warranty and installation costs.
  Operating Income increased 86% to $343,000.
  Net Income increased 56% to $261,000, excluding the benefit from Paycheck Protection Program Loan, (“PPP”) forgiveness of $1.0 million.
  Stockholders’ Equity increased $1,288,000 to $12,239,000 reflecting the current period’s net income.
  As of May 31, 2021, the Company has no outstanding debt.
  Backlog at May 31, 2021 grew to $4,380,000, up $529,000 or 13.7%, from fiscal yearend at February 28, 2021.
  Sales Growth Guidance for the second quarter of FY2022, ending August 31, 2021, is for a double digit increase over the second quarter of last year.
  Sono-Tek continues to project its highest ever annual sales for fiscal year 2022, ending February 28, 2022.

Dr. Christopher L. Coccio, Chairman and CEO, commented, “Sono-Tek’s sales increased 6% in the first quarter driven by strong demand for multi-axis coating systems. These systems are used in the manufacturing process of electronic diagnostic test kits for COVID-19 and for the semiconductor market, where Sono-Tek is benefiting from the significant investments being made to rapidly increase industry capacity due to current shortages. These gains led to the electronics/microelectronics segment accounting for 62% of the first quarter’s sales mix by market, although our market mix typically fluctuates from quarter to quarter. Costs were lower than a year ago, leading to a 17% increase in Gross Profit. The Gross Margin expanded by 450 basis points to 50.0%, primarily due to the favorable product mix and lower than expected warranty and installation costs. Operating income grew by 86%, aided by disciplined expense control, and net income increased 56%, excluding the benefit from the PPP Loan forgiveness of $1.0 million. At the end of the first quarter, backlog had expanded by nearly 14% from our fiscal yearend in February, or by over $500,000, to $4.4 million.

“Our fiscal second quarter, ending August 31, 2021, has had a fine start, and we expect to report a double digit increase over the second quarter of last year. We continue to project the highest annual sales in corporate history for fiscal year 2022, ending February 28, 2022. These gains stem from the strategic shift in our business model that was initiated several years ago, that expanded our product line to provide higher value, complete machine solutions and larger subsystems to original equipment manufacturers (“OEMs”). These product advancements are supported by a high level of application engineering expertise from our specialized staff. Combined with customer requirements, these advancements are proven out in our global network of process development labs, which we believe give Sono-Tek a competitive advantage in meeting the growing global demand for ultrasonic coating systems,” concluded Dr. Coccio.

First Quarter Fiscal 2022 Results

	Three Months Ended May 31,		Change
	2021	2020	$	%
Net Sales	$3,644,000	$3,429,000	215,000	6%
Gross Profit	1,824,000	1,561,000	263,000	17%
Gross Margin	50.0%	45.5%
Operating Income	$343,000	$184,000	159,000	86%
Operating Margin	9.4%	5.4%
Net Income	$1,247,000	$168,000	1,099,000	654%
Net Margin	34.8%	4.9%
Basic Earnings Per Share	$0.08	$0.01
Diluted Earnings Per Share	$0.08	$0.01
Weighted Average Shares -Basic	15,494,000	15,398,000
Weighted Average Shares - Diluted	15,664,000	15,437,000

First Quarter FY2022 Financial Overview

Fiscal first quarter net sales were $3,644,000, up 6% or $215,000, compared to the first quarter of fiscal 2021, driven primarily by strong demand for multi-axis coating systems used in the manufacturing process of electronic diagnostic test kits for Covid-19 as well as for machines in the semiconductor market. A decrease in integrated coatings systems sales was due to a large integrated coating machine order in the electronics industry for China that shipped in Q1 FY2021, that did not repeat in Q1 FY2022.

In the first quarter of fiscal 2022, approximately 66% of sales originated outside of the United States and Canada compared with 78% in the prior year period. During the global pandemic, several U.S. based customers shifted portions of their operations back to the U.S. due to concerns with potential overseas Covid-related restrictions.

Backlog at May 31, 2021 grew to $4,380,000, up $529,000 or 13.7%, from fiscal yearend at February 28, 2021.

Gross profit margin increased 450 basis points to 50.0% in the first quarter of fiscal 2022 compared to 45.5% in the prior year period. The increase is primarily due to a favorable product mix as well as decreased warranty and installation costs, offset by increased Service Department labor costs and increased travel costs.

Operating income increased to $343,000 in the first quarter of fiscal 2022 compared with $184,000 for the prior year period, an increase of $159,000 or 86%. The increase in operating income is a result of the gross profit improvement of $263,000, offset by an increase in operating expenses of $104,000.

Net income for the first quarter was $1,267,000, including PPP Loan forgiveness of $1.0 million. Excluding the PPP Loan forgiveness, net income was $261,000, or $0.02 per share, compared with net income of $168,000, or $0.01 per share, for the prior year period, an increase of 56%. Diluted weighted average shares outstanding totaled 15,663,772 compared to 15,436,758 for the prior year period.

Balance Sheet and Cash Flow Overview

Cash and cash equivalents and short-term investments at quarter-end were $9.3 million, an increase of $0.6 million from February 28, 2021, the end of fiscal year 2021. The increase was the result of the current period’s net income as well as a decrease in account receivables, and an increase in customer deposits and taxes payable, offset by a decrease in accounts payable and accrued expenses, plus equipment purchases that were made during the first quarter.

Capital expenditures in the first quarter totaled $86,000 which were directed to ongoing upgrades of the Company’s manufacturing facilities.  Sono-Tek anticipates total capital expenditures will be approximately $300,000 - $350,000 in fiscal year 2022.

At May 31, 2021, the Company had no debt on its balance sheet. During the first quarter, the Company recorded a gain on the forgiveness of its PPP Loan, awarded under the CARES Act, and accrued interest in the amount of $1,005,372.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop microscopic coating technologies that enable better outcomes for its customers’ products and processes.

For further information, visit www.sono-tek.com.

Safe Harbor Statement

We discuss expectations regarding our future performance, such as our business outlook, in our annual and quarterly reports, news releases, and other written and oral statements. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue; the recovery of the Electronics/ Microelectronics and Medical markets following COVID-19 related slowdowns; and further adverse effects to our supply chain; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within forecasted range of sales guidance. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

FINANCIAL TABLES FOLLOW

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	May 31, 2021	February 28,
	(Unaudited)	2021
ASSETS
Current Assets:
Cash and cash equivalents	$5,793,647	$4,084,078
Marketable securities	3,490,358	4,563,470
Accounts receivable (less allowance of $56,123)	1,168,571	1,757,802
Inventories, net	2,612,220	2,611,106
Prepaid expenses and other current assets	108,456	151,316
Total current assets	13,173,252	13,167,772

Land	250,000	250,000
Buildings, net	1,550,547	1,575,135
Equipment, furnishings and building improvements, net	1,082,634	1,075,190
Intangible assets, net	90,596	95,456
Deferred tax asset	236,120	259,838

TOTAL ASSETS	$16,383,149	$16,423,391

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,188,103	$1,294,483
Accrued expenses	1,388,606	1,750,916
Customer deposits	1,247,071	1,166,541
Income taxes payable	137,287	53,567
Total current liabilities	3,961,067	4,265,507

Deferred tax liability	183,011	205,562
Long term debt, less current maturities	—	1,001,640
Total liabilities	4,144,078	5,472,709

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,502,557 and 15,452,656 shares issued and outstanding, respectively	155,026	154,527
Additional paid-in capital	9,086,132	9,064,994
Accumulated earnings	2,997,913	1,731,161
Total stockholders’ equity	12,239,071	10,950,682

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,383,149	$16,423,391

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended May 31,
	2021	2020

Net Sales	$3,644,468	$3,428,544
Cost of Goods Sold	1,820,303	1,867,811
Gross Profit	1,824,165	1,560,733

Operating Expenses
Research and product development costs	413,816	411,424
Marketing and selling expenses	764,642	706,717
General and administrative costs	302,799	258,402
Total Operating Expenses	1,481,257	1,376,543

Operating Income	342,908	184,190

Interest Expense	—	(8,417)
Interest and Dividend Income	3,360	22,646
Other Income	—	11,435
Paycheck Protection Program Loan Forgiveness	1,005,372	—

Income Before Income Taxes	1,351,640	209,854

Income Tax Expense	84,888	41,926

Net Income	$1,266,752	$167,928

Basic Earnings Per Share	$0.08	$0.01

Diluted Earnings Per Share	$0.08	$0.01

Weighted Average Shares - Basic	15,494,421	15,397,779

Weighted Average Shares - Diluted	15,663,772	15,436,758

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended May 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,266,752	$167,928
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	107,553	109,878
Stock based compensation expense	21,637	8,097
Inventory reserve	31,000	18,000
Paycheck Protection Program Loan Forgiveness	(1,005,372)	—
Deferred tax expense	1,167	—
Decrease (Increase) in:
Accounts receivable	589,231	(411,916)
Inventories	(32,114)	(148,331)
Prepaid expenses and other current assets	42,860	7,110
(Decrease) Increase in:
Accounts payable and accrued expenses	(464,960)	134,554
Customer deposits	80,530	(322,996)
Income taxes payable	83,721	41,927
Net Cash Provided By (Used in) Operating Activities	722,005	(395,749)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furnishings and leasehold improvements	(85,548)	(152,402)
Sale of marketable securities	1,073,112	310,786
Net Cash Provided By Investing Activities	987,564	158,384

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable - bank	—	1,001,640
Repayment of long-term debt	—	(41,879)
Net Cash Provided By Financing Activities	—	959,761

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,709,569	722,396

CASH AND CASH EQUIVALENTS
Beginning of period	4,084,078	3,659,551
End of period	$5,793,647	$4,381,947

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$—	$7,210
Taxes Paid	$—	$—

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

ADDITIONAL INFORMATION – MARKET AND PRODUCT SALES

(Unaudited)

Product Sales:

	Three Months Ended May 31,				Change
	2021	% of total	2020	% of total	$	%
Fluxing Systems	$358,000	10%	$344,000	10%	14,000	4%
Integrated Coating Systems	155,000	4%	1,176,000	34%	(1,021,000)	(87%	)
Multi-Axis Coating Systems	2,079,000	57%	913,000	27%	1,166,000	128%
OEM Systems	326,000	9%	422,000	12%	(96,000)	(23%	)
Other	726,000	20%	574,000	17%	152,000	26%
TOTAL	$3,644,000		$3,429,000		$215,000	6%

Market Sales:

	Three Months Ended May 31,				Change
	2021	% of total	2020	% of total	$	%
Electronics/Microelectronics	$2,258,000	62%	$2,240,000	65%	18,000	1%
Medical	717,000	20%	692,000	20%	25,000	4%
Alternative Energy	432,000	12%	395,000	12%	37,000	9%
Emerging R&D and Other	166,000	5%	37,000	1%	129,000	349%
Industrial	71,000	2%	65,000	2%	6,000	9%
TOTAL	$3,644,000		$3,429,000		$215,000	6%